Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-290665 and 333-290665-01
(To Prospectus dated December 8, 2025,
Prospectus Supplement dated December 8, 2025 and
Product Supplement EQUITY STR-1
dated December 12, 2025)

682,618 Units $10 principal amount per unit CUSIP No. 09712A370	Pricing Date Settlement Date Maturity Date	August 20, 2026 August 28, 2026 August 31, 2029

BofA Finance LLC

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Automatically callable if the Observation Level of the Underlying Fund on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value

■In the event of an automatic call, the amount payable per unit will be:

■$11.595 if called on the first Observation Date

■$13.190 if called on the second Observation Date

■$14.785 if called on the final Observation Date

■If not called on the first or second Observation Dates, a maturity of approximately three years

■If not called, 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.546 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-21 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$6,826,180.00
Underwriting discount	$0.20	$136,523.60
Proceeds, before expenses, to BofA Finance	$9.80	$6,689,656.40

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 20, 2026

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the First Trust Nasdaq Cybersecurity ETF (the “Underlying Fund”), is equal to or greater than the Call Level on the applicable Observation Date. You will not receive any notice from us if the notes are automatically called. If your notes are not called, at maturity, if the Ending Value is less than the Threshold Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-21.

Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first or second Observation Dates
Market Measure:	The First Trust Nasdaq Cybersecurity ETF (Bloomberg symbol: "CIBR")
Starting Value:	$93.45
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The Closing Market Price of the Market Measure on the applicable Observation Date multiplied by its Price Multiplier as of that day.
Observation Dates:

August 27, 2027, August 18, 2028 and August 24, 2029 (the final Observation Date), approximately one, two and three years after the pricing date. The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-29 of the accompanying product supplement.

Call Level:	$93.45 (100% of the Starting Value).	Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Call Amounts (per Unit) and Call Premiums:

$11.595, representing a Call Premium of 15.95% of the principal amount, if called on the first Observation Date;

$13.190, representing a Call Premium of 31.90% of the principal amount, if called on the second Observation Date;

$14.785, representing a Call Premium of 47.85% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-26 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-29 of the accompanying product supplement.
Threshold Value:	$93.45 (100.00% of the Starting Value).
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-21.
Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY STR-1 dated December 12, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000121390025120923/ea0269464-01_424b2.htm

■Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Observation Level of the Underlying Fund on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

■You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Underlying Fund is greater than the applicable Call Premium.

■If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC's actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC's credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You believe that the notes will not be automatically called and the value of the Underlying Fund will decrease from the Starting Value to the Ending Value.

■You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the Underlying Fund or the stocks included in the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level and Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)a Starting Value of 100.00;

2)a Threshold Value of 100.00;

3)a Call Level of 100.00;

4)an expected term of the notes of approximately three years, if the notes are not called on the first or second Observation Dates;

5)the Call Premium of 15.95% of the principal amount if the notes are called on the first Observation Date; 31.90% if called on the second Observation Date; and 47.85% if called on the final Observation Date; and

6)Observation Dates occurring approximately one, two and three years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value of the Market Measure is $93.45, which was the Closing Market Price of the Market Measure on the pricing date. For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Underlying Fund will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.595 = $11.595 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.19 = $13.19 per unit.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.785 = $14.785 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call level	100.00	100.00	100.00	100.00
Threshold value	100.00%	100.00%	100.00%	100.00%
Observation Level on the first Observation Date	105.00%	78.00%	78.00%	78.00%
Observation Level on the second Observation Date	N/A	105.00%	78.00%	78.00%
Observation Level on the third Observation Date	N/A	N/A	105.00%	85.00%
Return of the Underlying Fund	5.00%	5.00%	5.00%	-15.00%
Return of the Notes	15.95%	31.90%	47.85%	-15.00%
Call Amount / Redemption Amount per Unit	$11.595	$13.19	$14.785	$8.50
Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-21. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or in shares of companies included in the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely impact the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

■The sponsor of the Underlying Fund’s underlying index (the “Underlying Index”) may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

■You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund,we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

■Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

■The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on PS-31 of product supplement EQUITY STR-1.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-40 of the accompanying product supplement.

Additional Risk Factors

All of the securities held by the Underlying Fund are concentrated in one industry.

All of the securities held by the Underlying Fund are issued by companies in the cybersecurity industry. As a result, the securities that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the cybersecurity industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the cybersecurity industry may reduce your return on the notes.

All of the stocks held by the Underlying Fund are issued by companies whose primary lines of business are directly associated with the cybersecurity industry. Cybersecurity companies are companies that provide products and services intended to protect the integrity of data and network operations for private and public networks, computers and mobile devices. Like other technology and industrials companies, cybersecurity companies are generally subject to the risks of rapidly changing technologies, short product life cycles, fierce competition, aggressive pricing and reduced profit margins, loss of patent, copyright and trademark protections, cyclical market patterns, evolving industry standards and frequent new product introductions. These companies may also be smaller and less experienced companies, with limited product lines, markets, qualified personnel or financial resources. As a result of these factors, the value of the Notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the cybersecurity industry.

An investment in the Notes is subject to risks associated with foreign securities markets.

Some of the securities held by the CIBR are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, First Trust Exchange-Traded Fund II and First Trust Advisors L.P. (“First Trust’), the advisor to the Underlying Fund. The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” on page PS-30 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

First Trust Nasdaq Cybersecurity ETF

The CIBR is an investment portfolio of First Trust Exchange-Traded Fund II and is maintained and managed by First Trust, the investment adviser to the CIBR. The CIBR is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “CIBR.”

CIBR seeks to provide investment results, before fees and expenses, that correspond generally to the price and yield performance of the Nasdaq CTA CybersecurityTM Index(with respect to the CIBR, its Underlying Index). The Nasdaq CTA CybersecurityTM Index is a modified free float market capitalization-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors.

The CIBR uses an “indexing” investment approach to attempt to replicate, before fees and expenses, the performance of the Nasdaq CTA CybersecurityTM Index. The CIBR will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the Nasdaq CTA CybersecurityTM Index in proportion to their weightings in the Nasdaq CTA CybersecurityTM Index. However, under various circumstances, full replication of the Nasdaq CTA CybersecurityTM Index may not be possible or practicable. In those circumstances, the CIBR may purchase a sample of securities in the Nasdaq CTA CybersecurityTM Index. There may also be instances in which First Trust may choose to overweight certain securities in the Nasdaq CTA CybersecurityTM Index, purchase securities not in the Nasdaq CTA CybersecurityTM Index which First Trust believes are appropriate to substitute for certain securities in the Nasdaq CTA CybersecurityTM Index, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the Nasdaq CTA CybersecurityTM Index. The CIBR may sell securities that are represented in the Nasdaq CTA CybersecurityTM Index in anticipation of their removal from the Nasdaq CTA CybersecurityTM Index or purchase securities not represented in the Nasdaq CTA CybersecurityTM Index in anticipation of their addition to the Nasdaq CTA CybersecurityTM Index.

The CIBR’s return may not match the return of the Nasdaq CTA CybersecurityTM Index for a number of reasons. The CIBR incurs operating expenses not applicable to the Nasdaq CTA CybersecurityTM Index and may incur costs in buying and selling securities, especially when rebalancing the CIBR’s portfolio holdings to reflect changes in the composition of the Nasdaq CTA CybersecurityTM Index. In addition, the CIBR’s portfolio holdings may not exactly replicate the securities included in the Nasdaq CTA CybersecurityTM Index or the ratios between the securities included in the Nasdaq CTA

The First Trust Exchange-Traded Fund II is a registered investment company that consists of numerous separate investment portfolios, including the CIBR. Information provided to or filed with the SEC by First Trust Exchange-Traded Fund II pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-143964 and 811-21944, respectively, through the SEC’s website at http://www.sec.gov.

The Underlying Index

All information contained in this term sheet regarding the Nasdaq CTA Cybersecurity™ Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The Nasdaq CTA Cybersecurity™ Index was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the Nasdaq CTA Cybersecurity™ Index. The Nasdaq CTA Cybersecurity™ Index is reported by Bloomberg L.P. under the ticker symbol “NQCYBR.”

The Nasdaq CTA Cybersecurity™ Index is a modified free float market capitalization-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. The Nasdaq CTA Cybersecurity™ Index includes companies primarily involved in the building, implementation and management of security protocols

Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

applied to private and public networks, computers and mobile devices in order to provide protection of the integrity of data and network operations. The companies are selected based on classification determined by Consumer Technology Association (“CTA”).

Composition of the Nasdaq CTA Cybersecurity™ Index

Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq CTA Cybersecurity™ Index, a security must meet the following criteria:

●a security must be a common stock, ordinary share, depositary receipt, share of beneficial interest of a real estate investment trust (REIT) or limited partnership interest or a tracking stock;

●one security per issuer is permitted, but if an issuer has multiple otherwise-eligible securities, one of which is an index security as of the applicable Index Reconstitution Reference Date (as defined in “— Index Reconstitution” below), only that security may be eligible; otherwise, only the security with the highest three-month average daily traded value may be eligible;

●a security must be listed on an eligible global stock exchange, which are reviewed periodically for continued eligibility by Nasdaq;

●a security’s issuer must be classified as a cybersecurity company as determined by CTA; a security’s issuer must also fit the classification of either Core or Complementary (each defined below):

o“Core” are core cybersecurity companies that provide products, services and/or solutions including application security, data security, endpoint security, identity & access management, networking security and security observability;

o“Complementary” are complementary cybersecurity companies that offer products, services and/or solutions including consultants, contractors and managed service providers that implement cybersecurity solutions for clients, diversified technology providers, governance risk and compliance solutions and security operations;

●a security’s issuer must have a minimum free float market capitalization of $500 million (USD);

●a security must have a three-month average daily traded value of at least $1 million (USD); and

●at least 20% of a security’s total shares outstanding must be publicly available for trading (float shares).

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for Nasdaq CTA Cybersecurity™ Index inclusion, a filing of bankruptcy or similar protection from creditors or other similar reorganization events.

Constituent Selection

Effective March 23, 2026, each security that meets all of the applicable eligibility criteria is ranked based on its notional thematic revenue. Notional thematic revenue is calculated by multiplying a company's estimated thematic revenue percent, as determined by CTA, by a company's total revenue. Only securities with positive notional thematic revenue are ranked.

Securities are selected for index inclusion based on the following order of criteria:

●The top 50 ranked Core securities are included.

●If fewer than 50 Core securities are selected, the top-ranked Complementary securities, by notional thematic revenue, are included in rank order until the earlier of 50 total securities are selected or all eligible Complementary securities are exhausted.

Index Reconstitution

The Nasdaq CTA Cybersecurity™ Index selects constituents semi-annually in March and September. The security eligibility criteria are applied using market data as of the end of February and August, respectively. The Nasdaq CTA Cybersecurity™ Index reconstitution changes are announced in early March and September. Nasdaq CTA Cybersecurity™ Index reconstitution changes become effective at market open on the first trading day following the third Friday in March and September.

Index Rebalance

The Nasdaq CTA Cybersecurity™ Index is rebalanced quarterly in March, June, September and December. The Nasdaq CTA Cybersecurity™ Index rebalancing uses the last sale price of all securities from the last trading day of February, May, August and November, respectively. Nasdaq CTA Cybersecurity™ Index rebalancing changes are announced in early March, June, September and December. Nasdaq CTA Cybersecurity™ Index rebalancing changes become effective at market open on the first trading day following the third Friday in March, June, September and December.

Constituent Weighting

Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

The Nasdaq CTA Cybersecurity™ Index is a modified free float market capitalization-weighted index. The initial weights of the Nasdaq CTA Cybersecurity™ Index securities are determined by dividing each security’s free float market capitalization by the aggregate free float market capitalization of all securities included in the Nasdaq CTA Cybersecurity™ Index.

Prior to March 23, 2026: The securities’ initial weights are then redistributed in the following order to determine the securities’ adjusted weights. Effective March 23, 2026: The securities’ initial weights are then redistributed in the following order to determine the securities’ adjusted weights:

Stage 1:

●Redistribute all securities weights to meet the following constraints:

oFor Core securities in the top 5 by free float market capitalization within the Core classification, no security’s weight may exceed 8% of the Nasdaq CTA Cybersecurity™ Index.

oFor all other Core securities, no security’s weight may exceed 4% of the Nasdaq CTA Cybersecurity™ Index.

oFor all Complementary securities, no security’s weight may exceed 2% of the Nasdaq CTA Cybersecurity™ Index.

Excess weight from securities exceeding their respective caps is redistributed iteratively to securities with remaining capacity below their respective caps. Securities are processed in descending order of initial weight, with the redistribution factor recalculated sequentially to reflect prior allocations and remaining capacity.

Stage 2:

●After Stage 1’s redistribution, the securities are proportionally redistributed such that no Core or Complementary securities will have a weight less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

The final weights of the securities included in the Nasdaq CTA Cybersecurity™ Index will meet the following constraints:

●For Core securities in the top 5 by free float market capitalization, no security’s weight may exceed 8% of the Nasdaq CTA Cybersecurity™ Index.

●For all other Core securities, no security’s weight may exceed 4% of the Nasdaq CTA Cybersecurity™ Index.

●For all Complementary securities, no security’s weight may exceed 2% of the Nasdaq CTA Cybersecurity™ Index.

●No Core or Complementary securities will have a weight less than 0.10% of the Nasdaq CTA Cybersecurity™ Index.

Index Calculation

At any moment in time, the value of the Nasdaq CTA Cybersecurity™ Index equals the aggregate value of the then-current Nasdaq CTA Cybersecurity™ Index share weights of each of the Nasdaq CTA Cybersecurity™ Index component securities, which are based on the total shares outstanding of each such Nasdaq CTA Cybersecurity™ Index component security, multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market), as adjusted by the weighting adjustment scheme described under “— Index Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Nasdaq CTA Cybersecurity™ Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude for reporting purposes. The Divisor is adjusted to ensure that changes in an index security’s price or shares, either by corporate actions or index participation occurring outside of trading hours, do not affect the value of the Nasdaq CTA Cybersecurity™ Index. A change in the Divisor occurs after the close of the Nasdaq CTA Cybersecurity™ Index.

Index Maintenance

Deletion Policy

If, at any time other than the Nasdaq CTA Cybersecurity™ Index reconstitutions, Nasdaq becomes aware that a Nasdaq CTA Cybersecurity™ Index security has become ineligible for continued inclusion, it is removed from the Nasdaq CTA Cybersecurity™ Index as soon as practicable. This includes events such as filing for bankruptcy or similar protection from creditors, delisting or other arrangement including mergers and acquisitions.

Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Replacement Policy

Nasdaq CTA Cybersecurity™ Index securities are not replaced between Nasdaq CTA Cybersecurity™ Index reconstitutions.

Addition Policy

Nasdaq CTA Cybersecurity™ Index securities are not added between Nasdaq CTA Cybersecurity™ Index reconstitutions.

Corporate Actions

In the interim periods between scheduled index reconstitution events and index rebalancing events, individual Nasdaq CTA Cybersecurity™ Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq CTA Cybersecurity™ Index. With the exception of certain corporate events, Nasdaq CTA Cybersecurity™ Index securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the Nasdaq CTA Cybersecurity™ Index for such corporate action. In certain cases, corporate actions and events are handled according to the weighting scheme or other index construction techniques employed.

Index share adjustments

Other than as a direct result of corporate actions, the Nasdaq CTA Cybersecurity™ Index does not normally experience share adjustments between scheduled index rebalancing and reconstitution events.

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the Nasdaq CTA Cybersecurity™ Index. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the Nasdaq CTA Cybersecurity™ Index constituents, statistics comparing the composition of the Nasdaq CTA Cybersecurity™ Index to the market, securities that are being considered as candidates for addition to the Nasdaq CTA Cybersecurity™ Index, and any significant market events.

The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2016 through August 20, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $93.45.

Historical Performance of the Underlying Fund

Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

120
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This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-8 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities® Linked to the First Trust Nasdaq Cybersecurity ETF, due August 31, 2029

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Fund.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■In addition, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-40 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Strategic Accelerated Redemption Securities®	TS-16